Exhibit 99.1

BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION OF IDAHO POWER COMPANY FOR AN ACCOUNTING ORDER TO AMORTIZE ADDITIONAL ACCUMULATED DEFERRAL INCOME TAX CREDIT AND APPROVING A RATE CASE MORATORIUM	) ) ) ) ) ) )	CASE NO. IPC-E-09-30 ORDER NO. 30978

            On November 6, 2009, Idaho Power Company filed an Application requesting a Commission Order authorizing the Company to amortize accumulated deferred investment tax credits (ADITC), and approving a Stipulation signed by the Company, Staff and five other parties.  The Stipulation calls for a moratorium on the filing of a general rate case; establishes Idaho Power’s permitted use of ADITC for the years 2009, 2010 and 2011; establishes a sharing mechanism for potential revenue sharing between the Company and its customers; and proposes base rate adjustments according to results of the 2010 annual Power Cost Adjustment (PCA).  The Stipulation is signed by Idaho Power; Idaho Irrigation Pumpers Association, Inc.; Micron Technology, Inc.; U.S. Department of Energy; Community Action Partnership Association of Idaho; The Kroger Company; Industrial Customers of Idaho Power and Commission Staff.  Idaho Power filed direct testimony and exhibits to support its request for approval of the settlement Stipulation and an Accounting Order.

                  On November 23, 2009, the Commission issued a Notice of Application and Notice of Intervention Deadline.  Only two Petitions to Intervene were filed, both by parties that participated in the discussions leading to the Stipulation.  The Commission subsequently issued Order Nos. 30961 and 30962 approving the Petitions to Intervene filed by Community Action Partnership Association of Idaho (CAPAI) and The Kroger Company dba Fred Meyer and Smith’s Food & Drug.

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                  On December 8, 2009, the Commission issued a Notice of Modified Procedure, stating that the Commission had determined the public interest may not require a formal hearing and establishing a time for interested parties to file written comments.  Staff and CAPAI filed written comments formulated as prefiled testimony.  The Idaho Conservation League (ICL) and Snake River Alliance also filed separate comments; three comments were received from members of the public.

TERMS OF THE STIPULATION

                  The Stipulation states that Idaho Power will not file a general rate case to change its revenue requirement and resulting rates to become effective prior to January 1, 2012.  The rate case moratorium does not affect other revenue requirement proceedings, such as the PCA, the fixed cost adjustment (FCA), an annual advanced metering infrastructure rate adjustment, an annual pension expense recovery, or the energy efficiency rider adjustment.

                  The Stipulation also addresses Idaho Power’s use of its accumulated investment tax credits (ADITC).  These are tax benefits the Company has already received based on the level of plant investment in various years.  ADITC normally is amortized over the life of the associated plant investment and is used to reduce customer tax expense in general rate cases.  The Stipulation will allow Idaho Power to accelerate the amortization of up to $45 million of tax credits during the years 2009 through 2011.  If the Company’s return on equity falls below 9.5 percent, the Company will be permitted to amortize additional ADITC in an amount up to $45 million over the three-year period.  The Company may use no more than $15 million of additional amortization in one year (unless there is a carryover).  If the Company’s return on equity exceeds 10.5 percent, the Company will share 50 percent of any profits in excess of a 10.5 percent return on equity with customers.

                  The Stipulation also proposes base rate adjustments dependent upon 2010 PCA results.  Idaho Power and the parties anticipate the 2010 PCA rate calculation will substantially reduce PCA rates.  In a separate case, the Company will request that the Commission change the base level for net power supply expenses used in both base rates and PCA calculations.  The Stipulation provides that the first $40 million of the 2010 PCA reduction will be allocated equally between customers and the Company.  The Company’s share of this PCA rate reduction will be applied to increase permanent base rates on a uniform percentage basis to all customer classes and contract customers.  The customers’ share of this PCA rate reduction will be a direct customer rate reduction.  All of the PCA rate reduction between $40 million and $60 million will be passed through directly to customers as a rate reduction.  A rate reduction in excess of $60 million will be applied to absorb any increase in the base level for net power supply expenses.  If the 2010 PCA rate reduction exceeds $60 million, plus the established increase in base net power supply expenses, the next $10 million will be shared equally between the Company and its customers and any remainder will go entirely to customers.

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THE WRITTEN COMMENTS

                   The written comments addressing the substance of the settlement agreement all support and recommend its approval by the Commission.  Both CAPAI and Snake River Alliance briefly address the significant components of the settlement agreement and conclude that the agreement is in the best interest of Idaho Power’s customers.  The Alliance stated that “the revenue sharing, PCA sharing, and rate case moratorium components of the settlement in this case serve the Company and its customers as well as possible in our current economic times.”  SRA Comments, p. 2.

                  CAPAI outlined the terms of the Stipulation and explained how it benefits customers.  In light of Idaho Power’s preparation of a rate case, CAPAI stated that given “the Company’s recent, substantial investments in infrastructure known as ‘plant’ that is included in ‘rate base’ and included through depreciation charges in rates, and given that the Company had incurred certain, relatively high costs during the test year, CAPAI believes that a general rate case would likely have resulted in an end result more costly to Idaho Power’s ratepayers than what the Settlement Agreement, if approved, would result in.”  Ottens Direct, p. 6.  CAPAI noted that allowing accelerated use of ADITC benefits both the Company and customers:  “First, the benefit to Idaho Power of having a mechanism in place that enhances its ability to stabilize earnings in the near future, during these difficult economic times, also advantages ratepayers in that it, theoretically, enables the utility to access the financial markets in a strengthened position which, in turn, might reduce the cost of borrowing necessary funds for operation or plant investment purposes.”  Ottens Direct, p. 6.  CAPAI recognized that Idaho Power is entitled to recover its ADITC regardless of the settlement in this case, and “[a]llowing the Company to accelerate the use of ADITC in years where it does not achieve its authorized rate of return, in exchange for a rate moratorium, is an advantageous alternative to Idaho Power’s low-income customers as opposed to a traditional, general rate case, under current circumstances.”  Ottens Direct, p. 7.  CAPAI concluded that “the substance of the settlement agreement is in the best interest of all Idaho Power ratepayers.”  CAPAI Comments, p. 9.

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                  Staff in its comments provided more detail on the specific terms of the proposed settlement.  The Stipulation specifies that base rates may not be increased as the result of a general rate case before January 1, 2012.  Idaho Power may obtain specific increases from separate rate adjustment mechanisms, including the annual Power Cost Adjustment (PCA) and the fixed cost adjustment (FCA), recovery of advanced metering infrastructure, pension expenses, and changes in the Energy Efficiency Rider.  The Stipulation terms that most affect rates are applicable to an anticipated reduction in the PCA rate effective June 1, 2010.  The existing PCA currently collects approximately $200 million per year.  The proposed formulation provides that the Company and its customers will share equally in the first $40 million of any PCA reduction.  Additional reductions to the PCA will address increases in base rate net power supply costs, provide an additional $5 million in base rate revenue relief for Idaho Power, and further decrease customer rates.

                  Staff stated that “the proposed rate settlement incorporating a general rate case moratorium, use of Accumulated Deferred Investment Tax Credits (ADITC), a three-year settlement on return on equity (ROE), potential revenue sharing and a formula to share anticipated reductions in the 2010 Power Cost Adjustment (PCA) provides benefits to both the Company and its customers.”  Lobb Direct, p. 2.  Staff concluded that the “proposed base rate relief provided to the Company under the Stipulation represents a better deal for customers than what might be achieved through a general rate case.”  Id.

                  Idaho Power’s comments describe the Stipulation’s benefits in light of the general rate case the Company was preparing to file.  The Company identified three primary revenue factors that would justify a request for an increase in its base rates:  Decreased revenue from customers, operating and maintenance costs that are higher than the level authorized by the Commission in Idaho Power’s last rate case, and new plant additions since 2008.  Gale Direct, p. 15.  The Company stated it “worked to mitigate the total revenue requirement wherever it could” as it prepared its rate case; for example, by pushing some significant items into separate cases, deferring a request to increase the amount for Construction Work in Progress, and filing with a stipulated return on equity.  Gale Direct, p. 12.  Without these mitigating components, the Company’s rate request would have exceeded 20 percent.  Even with them, the Company stated its October 2009 rate filing would have requested a rate increase greater than 10 percent.  Gale Direct, pp. 12, 14.

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                  Idaho Power stated the Stipulation “should enable the Company to remain financially healthy while helping Idaho Power’s customers manage through a difficult time in the economy.”  Gale Direct, p. 17.  The Company identified Stipulation benefits for the Company as being:  The potential for obtaining base rate relief without engaging in a contentious battle before the Commission, the fact that the Company can participate in any earnings initiatives during the term of the settlement through the sharing mechanism, and the opportunity to set the net power supply expense at a more appropriate level.  Gale Direct, p. 17.  Customer benefits identified by the Company include a delay in a general rate change until at least January 1, 2012, and no base rate relief for Idaho Power unless there is also a real customer rate reduction through the PCA.  Customers have the assurance that the use of ADITC will be limited while continuing to have the benefit of the ADITC amortization that is currently in existing rates.  Accelerated amortization of ADITC reduces allowed expenses, and provides the opportunity for customers to share in Company earnings above agreed-upon levels.  Gale Direct, pp. 17-18.

COMMISSION DISCUSSION

                  The Commission finds the Stipulation to be in the public interest and has determined to approve it.  First, it is notable that all of Idaho Power’s major customers and customer groups participated in the discussions leading to the Stipulation, and all determined it presented a better alternative to the likely results of a rate case.  The Stipulation is signed by representatives of the irrigation customers, industrial and major commercial customers, and low-income residential customers.  All of the customers and customer representatives who usually appear in Idaho Power rate cases participated in the discussions and determined to sign the Stipulation.  When the Commission provided notice and opportunity to intervene, no one not already a signatory to the Stipulation came forward.

                  As the filed comments make clear, the specific terms of the Stipulation provide benefits to both the Company and its customers.  The accelerated amortization of ADITC provides an opportunity for the Company to improve its earnings.  Improved earnings are important to maintain the Company’s ability to finance its ongoing plant investments, and also improve financial ratios evaluated by investors of the Company.  The Company’s increased financial stability benefits customers by enabling the Company to delay rate cases and potentially lower interest costs.  It is beneficial to customers and to Idaho Power if the Company can enhance its ability to stabilize earnings in the near term, strengthening the Company’s position in the financial markets and enabling it to reduce the cost of borrowing funds for operations or plant investment.  Allowing the Company to accelerate the use of ADITC in years where it does not achieve its authorized rate of return, and delaying a general rate case as provided in the Stipulation, is advantageous to both Idaho Power and its customers.

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                  The Commission also finds the Stipulation terms for sharing rate adjustments based on the 2010 PCA results to be in the public interest.  It is likely the 2010 PCA rate calculation will substantially reduce PCA rates and the Stipulation provides the first $40 million of the reduction will be allocated equally between customers and the Company.  The customers’ share of this PCA rate reduction will directly reduce customer rates, while Idaho Power’s share will be applied to increase base rates on a uniform percentage basis to all customer classes and contract customers.  All of the PCA rate reduction between $40 million and $60 million will be provided directly to customers to reduce rates.  A PCA rate reduction in excess of $60 million will be applied to absorb any increase in the base level for net power supply expenses, established after the Company requests that the Commission change the base level for net power supply expenses used in base rates and PCA calculations.  Finally, if the 2010 PCA rate reduction exceeds $60 million, plus the established increase in base net power supply expenses, the next $10 million will be shared equally between the Company and its customers, and any remainder will go entirely to customers.

                  The Commission finds the Stipulation incorporating a general rate case moratorium, use of Accumulated Deferred Investment Tax Credits (ADITC), a three-year settlement on return on equity (ROE), potential revenue sharing and a formula to share anticipated reductions in the 2010 Power Cost Adjustment (PCA) provides benefits to both the Company and its customers.  The terms of the Stipulation are fair, just and reasonable and are in the public interest.

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                  The series of meetings that lead to the Stipulation also were the subject of comments.  The Company initially approached Staff in August 2009 to discuss possible accelerated use of the tax credits and the possibility of reaching agreement on the Company’s return on equity in anticipation of the Company’s rate case.  On August 28, 2009, the Company filed a 60-day Notice of Intent to File a General Rate Case.  On September 3, 2009, the Company, Staff and the parties that had participated in the Company’s last rate case met informally to discuss Idaho Power’s proposal to provide revenue sharing in conjunction with accelerated use of tax credits and an agreement on return on equity.  The Company intended to have new base rates in effect by June 1, 2010, to coincide with an anticipated reduction in the PCA.  At a meeting of the parties on October 13, 2009, Idaho Power made a comprehensive proposal that included a general rate case moratorium.  Staff and the other workshop participants subsequently met on October 19, 2009, to discuss the Company’s proposal and determine whether a counter-proposal could be developed.  A comprehensive counter-proposal was presented to the Company on October 23, 2009.  A settlement in principle was reached at that meeting and the Company agreed to drop its rate case filing.  The Company subsequently filed its Application including the Stipulation on November 6, 2009.

                  The unique circumstances and the process that resulted in the Stipulation created a concern for some of the participants.  For example, although all of the comments and testimonies filed by the parties who participated in the settlement discussions support the Stipulation and recommend the Commission approve it, ICL’s comments primarily address the procedure and not the substance of the Stipulation.  Specifically, ICL stated that it “seeks clarification on when public notice and the opportunity for the public to participate should be required.”  ICL expressed concern that a case that is settled before it is filed does not give the public an opportunity to intervene.  ICL conceded that the Stipulation “in this case may be in the best interest of Idaho Power’s customers,” but that may not be the case in the future in different circumstances.  ICL asks the Commission to provide guidance on “who gets to decide which parties get to participate in situations like this.”  Similarly, CAPAI suggested that “the procedure taken might need to be scrutinized by the Commission for the purpose of future cases,” although “CAPAI unconditionally supports the substance of the settlement agreement in this proceeding and will continue to stand behind it.”  The Snake River Alliance stated its belief that “a docket of this significance might have been better handled through a more transparent process rather than being limited to meetings between the Company and select customer groups.”

                It is apparent the concerns about the process arise only because meetings were initiated, leading to settlement discussions, prior to, rather than after, the time Idaho Power filed a rate case application.  All customers and customer groups who usually participate in the Company’s rate cases were invited and, in fact, participated in the meetings and discussions.  When the Application for approval of the Stipulation was filed, the Commission provided notice and opportunity for any individual or customer group to participate in review of the Application and Stipulation, and none came forward.  On this record, although it was unusual, the Commission cannot find that the process was inadequate or improper.  We encourage the Company, Staff and others to be inclusive in future discussions and will not hesitate to require full evidentiary hearings if we deem it necessary to achieve broad participation.

ORDER NO.  30978                                        7

INTERVENOR FUNDING

                   CAPAI timely filed an application for intervenor funding on January 5, 2010.   Idaho Code § 61-617A authorizes an intervenor cost award not to exceed a total of $40,000 for all intervening parties.  CAPAI requested intervenor funding to recover $4,295 in fees and costs.

                   Individual intervenor funding awards must be based on findings that the intervenor’s participation materially contributed to the Commission’s decision, the costs of intervention are reasonable and would be a significant financial hardship for the intervenor if no award is given, the recommendations made by the intervenor differed materially from Staff’s evidence, and the intervenor’s participation addressed issues of concern to the general body of users or consumers.  Additionally, the intervenor funding statute requires the Commission to consider reasonableness of the costs of intervention and the relative financial hardship for each intervenor.  CAPAI fully participated in the case by presenting prefiled testimony, attending the meetings that resulted in the Stipulation, and explained its benefits to low-income customers.  CAPAI is a public-interest entity with modest financial resources and might not be able to participate in rate proceedings without intervenor funding.  CAPAI brings a perspective that may otherwise be overlooked or underrepresented, and the Commission appreciates CAPAI’s frugal approach to its funding requests.

                   Based on the record and the intervenor funding request, we find that the policy stated in Idaho Code § 61-617A to encourage participation in Commission proceedings “so that all affected customers receive full and fair representation” is furthered by awarding intervenor funding to CAPAI.  The Commission approves intervenor funding in the amount of $4,295 to CAPAI.  Section 61-617A requires that intervenor funding “be chargeable to the class of customers represented by the qualifying intervenors.”  Accordingly, CAPAI’s intervenor funding award is to be recovered from Schedule 1 customers.  We believe this award satisfies the objectives of intervenor funding set forth in Idaho Code § 61-617A.

O R D E R

IT IS HEREBY ORDERED that the Application of Idaho Power Company for an Order to authorize the Company to amortize accumulated deferred investment tax credits and approving a Stipulation is approved.  The Stipulation submitted by the parties is approved.  The Company is authorized to amortize up to $45 million of accumulated deferred investment tax credits from 2009 through 2011 and to account for the ADITC as specified in the Stipulation.

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                  IT IS FURTHER ORDERED that intervenor funding is awarded to CAPAI in the amount of $4,295.  CAPAI’s intervenor funding shall be recovered from Schedule 1 customers.

THIS IS A FINAL ORDER.  Any person interested in this Order may petition for reconsideration within twenty-one (21) days of the service date of this Order.  Within seven (7) days after any person has petitioned for reconsideration, any other person may cross-petition for reconsideration.  See Idaho Code § 61-626.

                  DONE by Order of the Idaho Public Utilities Commission at Boise, Idaho this 13th day of January 2010.

                                                                        /s/

                                                                        JIM D. KEMPTON, PRESIDENT

                                                                        /s/

                                                                        MARSHA H. SMITH, COMMISSIONER

                                                                        /s/

                                                                        MACK A. REDFORD, COMMISSIONER

ATTEST:

/s/

Jean D. Jewell

Commission Secretary

bls/O:IPC-E-09-30_ws3

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